Exhibit 10.16

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

March 10, 2009

Mr. John Szczygiel
[***]
[***]

Subject: Employment Offer

Dear John,

Brivo Systems, LLC (the “Company” or “Brivo”) is pleased to offer you employment according to the conditions outlined herein and as described in the enclosed “Employment Conditions” and “Employee Confidential Information, Inventions, and Non-Competition Agreement”.  A description of the responsibilities and goals of this position are also enclosed and are subject to change as the Company may require.  This offer is as follows:

1.

Effective Date of Employment: Your new employment conditions would begin at the date described in the “Employment Conditions” below. Your salary will be paid by bank transfer twice per month, on the 15th and 30th of every month, representing the work periods of the 1st to the 15th and of the 16th to the last day of the month, respectively.

2.

At-Will Employment: Your employment is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying me. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by me.

3.

Fringe Benefits: You will be eligible to participate in any Company benefit program as described in the “Employment Conditions” below and in the Company’s Employee Manual & Handbook (“Employee Manual”) on the same basis as other employees of the Company who are at a comparable level, including the Company’s health insurance program. The Company may modify all benefits described herein from time to time.

4.

Code of Conduct: As an employee of Brivo Systems, LLC, you will be required to abide by Company rules and regulations. Your offer of employment is conditioned upon your execution of the attached Proprietary Information, Inventions, and Non-Competition Agreement. Depending upon the needs of the Company, you may be asked to work hours that differ from the Company standard. As an exempt salaried employee, you may be expected to work additional hours as required by the nature of your work assignments.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

5.

Entire Agreement/Governing Law: This Agreement and the attached Proprietary Information, Inventions, Non-Competition Agreement, and Relocation Agreement are the entire agreement between you and Brivo Systems, LLC and supersede and govern over any other agreements or promises made to you by anyone, whether oral or written. This Agreement can be modified only by a written agreement signed by an authorized representative of Brivo Systems, LLC. As required by law and indicated below, this offer is subject to satisfactory proof of your right to work in the United States.

6.

Severance: Employee shall be paid at termination, three (3) months base salary in the event that: a) employee is terminated without cause, b) company undergoes a significant change, such that employee’s original role, responsibilities, and incentive compensation goals can no longer reasonably be achieved (such as a change in control or ownership resulting in such). Severance payment will be subject to execution of a standard severance agreement, return of company property, etc.

This Agreement shall be executed, construed and performed in accordance with the laws of the State of Maryland without reference to conflict of laws principles. The parties agree that the venue for any dispute hereunder will be the state or federal courts sitting in Montgomery County, Maryland and the parties hereby agree to the exclusive jurisdiction thereof.

This letter supersedes any previously made offer, verbal or written, for employment by the Company. Please sign and date one copy of this letter, and return it to me by fax, by mail or in person before close of business on the expiration date of March 15, 2009 if you wish to accept employment at Brivo Systems, LLC under the terms described above. If you accept our offer, we would like your effective date of employment to be June 1, 2009, or other mutually agreed date thereafter.

This offer and, subsequently, your employment are subject to the following conditions:

●	The information provided to the Company to evaluate your application was complete and true;
●	You are allowed to work in United States of America;

●	You must supply your services to the Company in a conscientious manner, with all of your abilities, and always in the Company’s best interests, in accordance with its procedures, policies or habits and these services will be made available to the Company on an exclusive basis during your employment;
●	You will sign and maintain a Non-Disclosure Agreement and a Non-Competition Agreement;

If you agree to these conditions, please sign a copy of this letter and a copy of the “Employment Conditions” form and return to the undersigned.

We are delighted to retain you as part of our team and we believe that your skills will enable you to contribute to Brivo’s success and future development.

Sincerely,

/s/ Steve Van Till

Steve Van Till President and CEO

I accept this Employment Offer, as per the “Employment Conditions” and “Employee Confidential Information, Inventions, and Non-Competition Agreement”, and I have received a copy of these documents.

Name:	John Szczygiel	Signature:	/s/ John Szczygiel	Date:	3/15/09

EMPLOYMENT OFFER

EMPLOYMENT CONDITIONS

Employee Name: John Szczygiel

Position/Title: Executive Vice President, Business Development.

Start Date:	June 1, 2009

Annual Salary:	$190,000 per annum

Signing Bonus:	$10,000 (awarded at 90 days of employment)

Incentive Bonus:	2009: up to $100,000 (pro rata for current year) 2010: up to $150,000 (based on 2010 sales objectives)

Equity Compensation:	Participation at 15,000 Stock Units in Brivo equity plan. Additional 5,000 units contingent on performance plan.

Work Hours:	At least 40 hours per week, within 7 AM and 6 PM. However, all employees must be present during the core hours of 10 AM to 4 PM. Lunch times are not paid.

Location:	At Brivo Systems, LLC headquarters, located at 4330 East-West Highway, Suite 250, Bethesda, MD 20814

Benefits and Other Conditions:

●	Group Health Insurance;
●	Reimbursement of your vehicle expenses when requested by the Company at the rate allowed by the U.S. Department of Treasury IRS Regulations;
●	Annual paid vacation at the rate of fifteen (15) days per year
●	10 paid Statutory Holidays per calendar year;
●	4 personal days per year;
●	5 days of sick pay per calendar year.

Approved by:		Date:
Read and accepted:	/s/ John Szczygiel	Date:	3/15/09
Employee signature

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, AND NON-COMPETITION AGREEMENT

In consideration of my employment, and access to confidential information, the undersigned employee of Brivo Systems, LLC. (hereafter “the Company”) hereby agrees and covenants as follows:

PART 1 - CONFIDENTIALITY AND NON-DISCLOSURE

As an employee of the Company, I will be exposed to highly sensitive and confidential information (some of which I may develop or contribute to) not generally, if at all, known or available to persons or entities not in some way affiliated with the Company (hereafter “proprietary information”).  Among such matters, I may be involved with or become aware of: research and development projects; the identity of consultants and assistants; future advertising and marketing methods, campaigns and strategies; sales and pricing information and formulas; budgets; product performance; sources of products; production and distribution methods or procedures; product availability; customer product preferences and requirements; customer purchases, orders, leads and quotations; and, additional information relating to financial, marketing, technical, developmental and/or other business aspects, of the Company and/or its affiliates.  I agree and understand that any and all of the foregoing is considered by the Company to be of a highly confidential nature and as a trade secret.  In furtherance of the foregoing, I agree as follows:

1.To refrain from reproducing or making any summary, extract or abridgement of, other than in the regular course of business, or removing, any business record, document, schematic, drawing instrument, component or any other item dealing with the proprietary information without prior written consent therefor.  Notwithstanding the foregoing, where I am required to take confidential information into the field to perform my duties, or where I have permission from my supervisor to take work home at night, I shall take all reasonable steps to protect the confidentiality of such information.

2.To refrain from discussing with any other person or persons, whether or not such persons are in the employ of the Company, any aspect of the proprietary information, except as such discussions directly relate to completion of the particular task at hand and/or in compliance with instructions to do.so.

3.To accept and maintain the proprietary information on a confidential basis and to protect and effectively safeguard same against unauthorized publication or disclosure.  I will not be justified in disregarding the obligation of confidentiality by selecting individual pieces of public information and fitting them together by use of integrated disclosure to contend that such proprietary information is in the public domain.

4.Other than in furtherance of the Company’s business, not to use, directly or indirectly, for my own or for my future employer’s advantage, any proprietary information learned during my employment with the Company and which is not made publicly known (through no fault of mine).

5.Not to disclose, publicize, reveal or make available, directly or indirectly, any of the proprietary information to any firm, person, or entity whatsoever, except for a disclosure which is required, if at all, by statute, order of court or otherwise by law, and then only after first advising the Company of such demand with reasonably sufficient advance notice so as to afford the Company an opportunity to seek a protective order.

6.Upon termination of my employment, to turn over to a designated individual employed by the Company all property then in my possession or control belonging to the Company.  I will not retain any original, copy, summary, extract or abridgement of any document which contains proprietary information, whether in written, graphic, tangible, electronic or magnetic format, including correspondence, memoranda, reports, notebooks, drawings, photos, information stored in computer memory or on disk or other documents relating in any way to the affairs of the Company or to the affairs of its affiliated companies, howsoever coming into my possession or control or developed by me at any time during my employment with the Company, all of which will be delivered to the Company immediately upon termination of my employment.

7.Not to interfere with the relationship between and/or among the Company and its consultants, agents, employees, sales representatives or others providing services or products to or for the Company, nor to disclose the identity of said individuals and/or entities so long as not otherwise generally known in the trade.

I represent and warrant that I do not have any confidential information of any third party, the disclosure of which will be unlawful or in violation of any agreement I may have with any third party, not obtained in the course of my employment with the Company; or, alternatively, that I have disclosed to the Company, in writing, the existence (but not the confidential information itself) of such information and agreements.

I represent and warrant that by virtue of the terms of my employment with the Company, I am not currently, and will not be, in breach of any agreement (including any agreement with any prior employer) that I may be party to.

I undertake to comply with all physical security procedures of the Company and to take all computer system security measures as requested by the Company, and to maintain the Company’s proprietary notices on any material that emanates from me during the course of my employment.

I acknowledge and agree that the propriety information, and the strict confidentiality thereof, materially affects the successful conduct of the Company’s current and future business and its goodwill; therefore, any breach of the terms of this Agreement by me is a material breach thereof, and may result in immediate termination of my employment, the imposition of injunctive relief and liability for damages sustained by the Company.

The covenants and agreements undertaken herein shall survive termination of my employment, and shall be binding upon me.

PART 2 - EMPLOYEE IMPROVEMENTS

I further agree that I will promptly, fully inform and disclose to the Company all inventions, copyrights, processes, designs, improvements and discoveries (the foregoing shall include, but not be limited to, patentable teachings, patents, trademarks, tradenames, service marks, service names, copyrights, copyrightable matters, applications for the foregoing, trade-secrets and know-how)

which I now have or may hereafter have, which result from any work performed by me for the Company.  All such inventions, copyrights, designs, improvements and discoveries shall be the exclusive property of the Company.  I hereby assign and agree to assign to the Company any and all right, title and interest in and to such inventions, copyrights, designs, improvements and discoveries and, upon request of the Company, I shall assist the Company to obtain patents from all such inventions, designs, improvements and discoveries deemed patentable by the Company and shall execute all documents and do all things necessary to obtain letters patents (Canada, U.S. and/or foreign countries), vest the Company with full and exclusive title thereto, and protect the same against infringement by others, including the making of all necessary truthful oaths and declarations, and any and all lawful documents deemed advisable for the preparation, filing prosecution, issuance, procurement and maintenance of patent applications and patents and for the transfer of interests including rights of priority.  I hereby waive all moral rights I may acquire in all inventions, copyrights, processes, designs, improvements and discoveries.

The agreements in this Part 2 undertaken hereby shall survive termination of my employment.

Position Outline and Performance Plan for 2009

Role/Responsibility	Associated Performance Measure	Amount
Business Development: Lead Brivo’s North American sales team, inclusive of Regional Sales, Inside Sales, and National Accounts.	Qualitative: By year-end, perform SWOT analysis of Brivo’s current North American sales strategies and market approach, with the goal of producing concrete recommendations for improving overall sales effectiveness and efficiency for the 2010 calendar year.	$10,000
Business Planning: Lead a cross-DII effort to determine how best the entire company can use its resources to approach the opportunities presented by the parking and “reserved asset” market.	Qualitative: By year-end, as an extension to current consulting work, complete a business plan for the Parking Exchange, and, after socializing with relevant DII companies, revise the plan to reflect the best overall strategy to maximize DII strengths and opportunities in this potential new market.	$10,000
Business Planning: Primarily within the current structure of Brivo, determine how best to approach the Remote Manage Delivery market.	Qualitative: By year-end, as an extension to current consulting work, complete a market assessment and sales/marketing plan for approaching opportunities within this vertical market; work with existing Brivo contacts and interested parties to inform the plan with real-world prospects.	$10,000
Sales: Work with all the existing resources within Brivo to drive an additional $500,000 in revenue in the current year.	Quantitative: By year-end, identify, develop, and help close either channel-related (e.g., integrators) or direct end-user sales opportunities that result in stated amount of revenue.	$30,000 5,000 additional shares in LTIP program